NEWS RELEASE

CONTACT: R. Jerry Giles, Senior Vice President/Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: November 6, 2006

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS THREE AND SIX MONTH EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and six months ended September 30, 2006. For the quarter ended September 30, 2006, Community Financial reported earnings of $1,083,000 or $0.25 per diluted share, compared to $1,084,000 or $0.25 per diluted share for the same period last year. Net income for the current quarter compared to the September 30, 2005 quarter was essentially unchanged with an increase in net interest income of $204,000 offset by increases in the provision for loan losses and noninterest expenses.

Total interest income increased during the September 30, 2006 quarter compared to the September 30, 2005 quarter as a result of both the increase in the volume of interest earning assets and the increase in rates earned on these assets. Total interest expense increased by $1.2 million for the 2006 period compared to the same period in 2005 as a result of both the increase in the volume of interest-bearing liabilities and the increase in the interest rates paid on interest-bearing liabilities. The interest rate spread decreased by 15 basis points to 3.33% for the quarter ended September 30, 2006 compared to 3.48% for the same period in 2005.

Non-interest income increased $110,000 to $856,000 for the quarter ended September 30, 2006 from $746,000 for the September 30, 2005 quarter. The increase in non-interest income for the current quarter compared to the September 30, 2005 period was due primarily to an increase in fees from increased usage of transaction account services. Non-interest expenses increased $178,000 to $2.8 million for the September 30, 2006 quarter from $2.6 million for the September 30, 2005 quarter. The increase in non-interest expenses was due to compensation related increases.

Community's net income for the six months ended September 30, 2006 was $2,106,000 or $0.48 diluted earnings per share, compared to $2,204,000 or $0.51 diluted earnings per share for the six months ended September 30, 2005, a 5.9% decrease in diluted earnings per share. The decrease in net income for the six months ended September 30, 2006 compared to the same period ended September 30, 2005 can be attributed to an increase in noninterest expenses offset by an increase in net interest income. The increase in net interest income is attributable to an increase in loans receivable offset by a decrease in the interest rate spread for the six months ended September 30, 2006 compared to September 30, 2005. The interest rate spread decreased by 20 basis points to 3.34% for the six months September 30, 2006 compared to 3.54% for the same period in 2005.

After reviewing the Company's financial position and operating results the Board of Directors approved and declared a $0.065 per share dividend. The dividend is payable November 22, 2006, to stockholders of record as of November 8, 2006. Stockholder's equity totaled $37.1 million at September 30, 2006, which represents a book value of $8.74 per share

At September 30, 2006, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data (In thousands) Percent
	September 30, 2006	March 31, 2006	Percent Increase (Decrease)
Total assets	$445,920	$422,606	5.5%
Loans receivable, net	379,880	358,714	5.9
Investment securities	39,231	39,010	0.6
Real estate owned and repossessed assets	233	120	94.2
Deposits	312,544	306,849	1.9
Borrowings	92,985	78,976	17.7
Stockholders' equity	37,138	35,167	5.6

Selected Operations Data (In thousands) Percent
	Three Months Ended
	September 30, 2006	September 30, 2005	Percent Increase (Decrease)
Interest income	$7,299	$5,920	23.3%
Interest expense	3,636	2,461	47.7
Net interest income	3,664	3,460	5.9
Provision for loan losses	81	(1)	----
Net interest income after provision for loan losses	3,583	3,461	3.5
Noninterest income	856	746	14.7
Noninterest expense	2,816	2,638	6.8
Income taxes	539	485	11.1
Net income	1,083	1,084	(0.1)

	At or for the Quarter Ended
	September 30, 2006	September 30, 2005	Percent Increase (Decrease)
Return on average equity	11.93%	13.48%	(11.5)%
Return on average assets	.98	1.07	(8.4)
	3.33	3.48	(4.3)
Diluted earnings per share	.25	.25	---
Dividends paid on common shares	.065	.055	18.2

	Six Months Ended
	September 30, 2006	September 30, 2005	Percent Increase (Decrease)
Interest income	$14,209	$11,731	21.1
Interest expense	6,908	4,668	48.0
Net interest income	7,300	7,063	3.4
Provision for loan losses	122	124	(1.6)
Net interest income after provision for loan losses	7,178	6,940	3.4
Noninterest income	1,588	1,540	3.1
Noninterest expense	5,623	5,233	7.5
Income taxes	1,037	1,042	(0.5)
Net income	2,106	2,204	(4.5)

Other Selected Data
	At or for the Six Months Ended
	September 30, 2006	September 30, 2005	Percent Increase (Decrease)
Return on average equity	11.78%	13.70%	(14.0)%
Return on average assets	.97	1.09	(11.0)
Interest rate spread	3.34%	3.54	(5.7)
Non-performing assets to total assets	.42	.14	200.0

Per share data
	At or for the Six Months Ended
	September 30, 2006	September 30, 2005	Percent Increase (Decrease)
Diluted earnings per share	0.48	0.51	(5.9)
Book value	8.74	7.88	10.9
Dividends paid on common shares	.125	.110	13.6
Shares outstanding	4,247,732	4,242,112

Note: All share and per share data is restated for a 2 for 1 stock split as of September 6, 2006.